WINGSTOP INC.
2024 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
This Restricted Stock Award Agreement (this “Award Agreement”) evidences the award (the “Award”) by Wingstop Inc. (the “Company”) to the grantee named below (the “Grantee”) of shares of Common Stock of the Company set forth below (the “Restricted Stock”) granted on the date set forth below (the “Grant Date”) in accordance with and subject to the restrictions set forth in this Award Agreement and the Wingstop Inc. 2024 Omnibus Incentive Plan (the “Plan”).

Participant Name (the “Grantee”):	[____________]
Date of Grant (the “Grant Date”):	[____________]
Restricted Stock granted:	[____________]
TERMS AND CONDITIONS
Section 1.Plan. The Award is subject to all of the terms and conditions set forth in the Plan and this Award Agreement, and all capitalized terms not otherwise defined in this Award Agreement have the respective meaning of such terms as defined in the Plan. If a determination is made that any term or condition set forth in this Award Agreement is inconsistent with the Plan, the Plan will control. The Grantee acknowledges that a copy of the Plan has been made available for the Grantee’s review by the Company and represents that the Grantee is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof.
Section 2.Consideration. The grant of Restricted Stock is made in consideration of the services to be rendered by the Grantee to the Company.
Section 3.Period of Restriction; Vesting. Except as otherwise provided herein, provided that the Grantee has not incurred a Termination as of the applicable vesting date, the Restricted Stock will vest in accordance with the following schedule:

Vesting Date	Shares of Restricted Stock
[__________]	[____________]
(a)The foregoing vesting schedule notwithstanding, upon the Grantee’s Termination for any reason at any time before all of the Grantee’s Restricted Stock has vested, the Grantee’s unvested Restricted Stock shall be automatically forfeited upon such Termination and the Company shall not have any further obligations to the Grantee under this Award Agreement.
(b)Unless otherwise determined by the Committee at the time of a Change in Control, if there is a Change in Control, then to the extent not otherwise vested pursuant to Section 3, the unvested portion of the Restricted Stock shall be forfeited as of the date of the Change in Control.

Section 4.Restrictions. Subject to any exceptions set forth in this Award Agreement or the Plan, during the Period of Restriction, the Restricted Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Period of Restriction shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be forfeited by the Grantee and all of the Grantee’s rights to such shares shall immediately terminate without any payment or consideration by the Company.
Section 5.Rights as Shareholder; Dividends. The Grantee shall be the record owner of the Restricted Stock until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive any and all dividends or other distributions paid with respect to those shares of Restricted Stock which the Grantee is the record owner on the record date for such dividend or other distribution; provided, however, that any property or cash (including, without limitation, any regular cash dividends) distributed with respect to a share of Restricted Stock (the “associated share”) acquired hereunder, including without limitation a distribution of shares of common stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to the restrictions of this Award Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and shall be promptly forfeited if and when the associated share is so forfeited; and further provided, that the Administrator may require that any cash distribution with respect to the shares of Restricted Stock be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan. Any cash amounts that would otherwise have been paid with respect to an associated share shall be accumulated and paid to the Grantee, without interest, only upon, or within thirty (30) days following, the date on which such associated share vests in accordance with this Award Agreement (such date, the “Vesting Date”) and any other property distributable with respect to an associated share shall vest on the Vesting Date. References in this Award Agreement to the shares of Restricted Stock shall refer, mutatis mutandis, to any such restricted rights to cash or restricted property described in this Section 5.
Section 6.Delivery. The Company may issue evidence of the Grantee’s interest by issuing “book entry” Shares (i.e., a computerized or manual book entry account) in the records of the Company or its transfer agent in the Grantee’s name.
Section 7.Release. As a condition to the lapse of vesting restrictions set forth in this Award Agreement and the Plan or removal of any legend restricting the transferability of the shares of Restricted Stock pursuant to this Award Agreement, the Company, at its option, may require the Grantee to execute a general release on behalf of the Grantee and the Grantee’s heirs, executors, administrators and assigns, releasing all claims, actions and causes of action against the Company and each parent, subsidiary and former affiliate of the Company, and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives. Such release must be in form and substance satisfactory to the Board.

Section 8.Tax Withholding. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes (including any social security or similar contribution) in respect of the Restricted Stock and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a)tendering a cash payment;
(b)authorizing the Company to withhold shares of Common Stock from the Shares otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Stock;
(c)delivering to the Company previously owned and unencumbered shares of Common Stock; or
(d)any combination of (a), (b), or (c) or any other means determined by the Committee and permitted under applicable law.
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the shares of Restricted Stock or the subsequent sale of any shares, and (b) does not commit to structure the shares of Restricted Stock to reduce or eliminate the Grantee’s liability for Tax-Related Items.

Section 9.Section 83(b) Election. The Grantee may, at the Grantee’s option, make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. The Grantee is hereby advised to seek the Grantee’s own tax advisors regarding the taxation of the grant of Restricted Stock made hereunder and the advisability of making a Section 83(b) Election. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the U.S. Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the U.S. Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election. The Grantee acknowledges and agrees that (a) the Grantee has had the opportunity to review with the Grantee’s own tax advisors the tax consequences of the transactions contemplated by this Award Agreement, (b) the Grantee is relying solely on such advisors and not on any statements by the Company or any of its agents or representatives, (c) the Grantee (and not the Company) shall be responsible for your personal tax liability that may arise as a result of the transactions contemplated by this Award Agreement and (d) nothing in this Award Agreement constitutes tax advice.

Section 10.Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance.
Section 11.Legends. A legend may be placed on any certificate(s), notice(s) of uncertificated shares, or other document(s) delivered to the Grantee indicating restrictions on transferability of the shares of Restricted Stock pursuant to this Award Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws, or any stock exchange on which the shares of Common Stock are then listed or quoted.
Section 12.Other Agreements. The Grantee shall (as a condition of the lapse of vesting restrictions set forth in this Award Agreement and the Plan or removal of any legend restricting the transferability of the shares of Restricted Stock pursuant to this Award Agreement) enter into such additional confidentiality, covenant not to compete, non-disparagement and non-solicitation, employee retention, and other agreements as the Company deems appropriate, all in a form acceptable to the Board. The shares of Restricted Stock may include one or more legends that reference or describe the conditions upon exercise referenced in this Section 12. The Grantee acknowledges that the receipt of the Award and participation in the Plan is voluntary on the Grantee’s part and has not been induced by a promise of employment, service or continued employment or service.
Section 13.No Challenge.  Notwithstanding any provision of this Award Agreement to the contrary, the Grantee covenants and agrees that the Grantee will not (a) file any claim, lawsuit, demand for arbitration, or other proceeding challenging the validity or enforceability of any provision of this Award Agreement, or (b) raise, as a defense, the validity or enforceability of any provision of this Award Agreement, in any claim, lawsuit, arbitration or other proceeding.  Should the Grantee violate any aspect of this Section 13, the Grantee agrees (i) that, in the case of a breach of clause (a) of the preceding sentence, such claim, lawsuit, demand for arbitration, or other proceeding shall be summarily withdrawn and/or dismissed; (ii) that the Grantee will pay all costs and damages incurred by the Company in responding to or as a result of such claim, lawsuit, demand for arbitration, or other proceeding (including reasonable attorneys’ fees and expenses), or such defense, as the case may be; (iii) that the Grantee will immediately forfeit all unvested shares of Restricted Stock; and (iv) that the Grantee will immediately sell to the Company all vested shares of Restricted Stock at a price equal to the fair market value of such shares on the Grant Date, or the current fair market value of such shares (as determined in the sole discretion of the Company), whichever is less.

Section 14.Governing Law; Venue. The Plan and this Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflict or choice of laws rule or principle that might otherwise refer construction or interpretation of the Plan and this Award Agreement to the substantive law of another jurisdiction. By accepting this Award Agreement and participating in the Plan, the Grantee is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Texas to resolve any and all issues that may arise out of or relate to the Plan and this Award Agreement.
Section 15.Binding Effect. This Award Agreement shall be binding upon the Company and the Grantee and their respective heirs, executors, administrators and successors.
Section 16.Clawback Policy. This Award Agreement and the Restricted Stock granted hereunder shall be subject to the terms and conditions of the Company’s compensation recovery (or “clawback”) policy, as applicable and in effect from time to time, and such policy is hereby incorporated into this Award Agreement by reference.
Section 17.Headings and Sections. The headings contained in this Award Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Award Agreement. Any references to sections in this Award Agreement shall be to sections of this Award Agreement, unless otherwise expressly stated as part of such reference.
Section 18.No Effects on Benefits; No Damages. Payments and other compensation received by the Grantee under this Award Agreement are not part of the Grantee’s normal or expected compensation for any purpose, including calculating termination, indemnity, severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments under any laws, plans, contracts, policies, programs, arrangements, or otherwise. The Grantee shall, by participating in the Plan, waive any and all rights to compensation or damages in consequence of Termination of the Grantee for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from the Grantee ceasing to have rights under the Plan as a result of such Termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan or the provisions of any statute or law relating to taxation. No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any Award or Shares purchased or otherwise received under the Plan.
Section 19.No Rights or Claims Created by Plan. Without limiting the generality of Section 21.8 of the Plan, neither the existence of the Plan nor anything contained in the Plan or in any Award Agreement shall be deemed to:
(a)Give the Grantee the right to be retained in the service of the Company, an Affiliate and/or a Subsidiary, whether in any particular position, at any particular rate of compensation, for any particular period of time or otherwise;

(b)Restrict in any way the right of the Company, an Affiliate and/or a Subsidiary to terminate, change or modify the Grantee’s employment or service at any time with or without Cause;
(c)Confer on the Grantee any right of continued relationship with the Company, an Affiliate and/or a Subsidiary, or alter any relationship between them, including any right of the Company or an Affiliate or Subsidiary to terminate, change or modify its relationship with the Grantee;
(d)Constitute a contract of employment or service between the Company or any Affiliate or Subsidiary and the Grantee, nor shall it constitute a right to remain in the employ or service of the Company or any Affiliate or Subsidiary;
(e)Give the Grantee the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company, an Affiliate and/or a Subsidiary, nor be construed as limiting in any way the right of the Company, an Affiliate and/or a Subsidiary to determine, in its sole discretion, whether or not it shall pay the Grantee bonuses, and, if so paid, the amount thereof and the manner of such payment; or
(f)Give the Grantee any right whatsoever with respect to an Award except as specifically provided in the Plan and the Award Agreement.
Section 20.Severability. In the event any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Award Agreement, and this Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

By the Grantee’s acceptance of this Award Agreement, either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company, the Grantee agrees that this Award is granted under and governed by the terms and conditions of the Plan and this Award Agreement.